Exhibit 99.3

SIRVA, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures Included in the Script

(unaudited)

	Three Months Ended September 30,
($ in millions)	2007	2006	Increase (decrease)

Moving Services Europe & Asia Pacific

Revenues:
As reported	$89.4	$120.9	$(31.5)
Change in exchange rates	(7.2)	—	(7.2)
Disposition of continental Europe	—	(43.5)	43.5
As adjusted	$82.2	$77.4	$4.8

Gross margin:
As reported	$29.6	$37.4	$(7.8)
Change in exchange rates	(2.2)	—	(2.2)
Disposition of continental Europe	—	(12.5)	12.5
Adjusted	$27.4	$24.9	$2.5

Operating expenses:
As reported	$25.5	$33.3	$(7.8)
Change in exchange rates	(2.1)	—	(2.1)
Disposition of continental Europe	(1.6)	(10.1)	8.5
As adjusted	$21.8	$23.2	$(1.4)

Operating income from continuing operations:
As reported	$4.1	$4.1	$—
Change in exchange rates	(0.1)	—	(0.1)
Disposition of continental Europe	1.6	(2.4)	4.0
As adjusted	$5.6	$1.7	$3.9